UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

The GC Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-159167

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 4, 2010, the operating partnership of The GC Net Lease REIT, Inc. (the “Registrant”) and a wholly-owned subsidiary of the Registrant’s operating partnership entered into a contribution agreement (the “Contribution Agreement”) with three third-party contributors and an entity owned by the Registrant’s President and Chairman, Kevin A. Shields, whereby the Registrant’s operating partnership acquired all of the contributors’ ownership interests in a single-story, warehouse/distribution facility consisting of approximately 700,200 square feet located in Monee, Illinois (“Will Partners”). Concurrently with the contribution of the Will Partners property, the Registrant’s operating partnership, through its wholly-owned subsidiary, as lessor, entered into that certain First Amendment to Amended and Restated Lease (the “Lease Amendment”) with World Kitchen, LLC, as lessee, which amended that certain Amended and Restated Lease dated April 26, 2000 (the “Amended and Restated Lease”) related to the Will Partners property. In addition, on the date of the contribution, the Registrant entered into a tax protection agreement (the “Tax Protection Agreement”) obligating the Registrant’s operating partnership to reimburse the contributors for certain tax liabilities that may arise in the future related to the Will Partners property. The Contribution Agreement, the Amended and Restated Lease, the Lease Amendment and the Tax Protection Agreement are described in further detail in Item 2.01 below. Such descriptions are qualified in their entirety by the full documents, which are attached as exhibits hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On June 4, 2010, pursuant to the Contribution Agreement, the contributors contributed their interests in the Will Partners property to the Registrant’s operating partnership. The Will Partners property is 100% leased to a single tenant, World Kitchen, LLC, on a net lease basis. The acquisition price for the Will Partners property was approximately $26.32 million, which acquisition price was supported by an independent, third-party appraisal. In exchange for the contribution of the Will Partners property, the Registrant caused its operating partnership to issue approximately 813,000 operating partnership units to the contributors, representing a net equity contribution of approximately $8.13 million, and the Registrant’s operating partnership secured debt financing of approximately $16.9 million under the secured revolving credit facility with KeyBank discussed below in Item 2.03, with the remainder of the purchase price and the acquisition fees and expenses paid in connection with the contribution funded using proceeds from the Registrant’s initial public offering.

The Registrant’s advisor earned $662,500 in acquisition fees, plus is entitled to reimbursement of $132,500 in acquisition expenses in connection with the acquisition of the Will Partners property. Additionally, the Registrant’s sponsor earned a disposition fee of approximately $1.3 million in connection with the contribution of the Will Partners property, which is to be paid to the sponsor by the contributors pursuant to the terms of their separate asset management agreement with the sponsor, which was terminated at the time of the contribution. These various fees and expense reimbursements have been temporarily deferred by the Registrant’s advisor and sponsor, respectively.

In connection with the contribution of the Will Partners property, the Registrant entered into the Tax Protection Agreement with the contributors obligating the Registrant’s operating partnership to reimburse the contributors (or their affiliates that received the operating partnership units) for tax liabilities resulting from their recognition of income or gain prior to June 4, 2020 in the event that the Registrant’s operating partnership takes certain actions with respect to the Will Partners property, the result of which causes such recognition of income or gain.

The Will Partners property is a single-story warehouse/distribution facility containing approximately 700,200 rentable square feet located at 5800 Industrial Drive, Monee, Illinois, part of the South Suburban Chicago submarket. The property was built in 2000 and is located on an approximately 34.3 acre tract of land in Will County, approximately 38 miles southwest of Chicago. The Will Partners property consists of the warehouse/distribution building and surface parking areas, with approximately 20% of the tract being undeveloped land.

The Will Partners property is leased in its entirety to World Kitchen, LLC under a triple-net lease. The Will Partners property was a build-to-suit for World Kitchen, which has occupied the property since its completion. World Kitchen utilizes the property as its principal regional distribution center, one of two such centers for the company in the U.S.

The original Will Partners lease commenced in 1999 and, upon closing of the acquisition, was extended through February 29, 2020.

The rent schedule for the remaining term of the lease is as follows:

Month Commencing	Approximate Annual Base Rent	$/Square Foot
March 2010	$2,311,000	$3.30
March 2016	$2,455,000	$3.50
March 2019	$2,675,000	$3.82

Until June 4, 2013, World Kitchen has the option to require the Registrant’s operating partnership to expand the building on the property (at an expense of up to $35 per square foot) to add up to an additional 191,000 rentable square feet thereto, which would require an extension of the lease an additional 10 years from the date the expansion is substantially completed. In addition, World Kitchen has the option to extend the lease term for an additional five-year period at fair market rent (as defined in the Lease Amendment) and an option to purchase the property for fair market value (as defined in the Amended and Restated Lease).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

KeyBank Revolver

On June 4, 2010, the Registrant’s operating partnership entered into a credit agreement (the “Credit Agreement”) pursuant to which KeyBank National Association provided the Registrant’s operating partnership with approximately $16.9 million of financing under a revolving credit facility, which the Registrant utilized to acquire the Will Partners property. KeyBank serves as the administrative agent, and an affiliate of KeyBank serves as lead bookrunner and arranger for this revolver, which has a term of three years, maturing on May 28, 2013, and requires monthly interest-only payments. Per the terms of the Credit Agreement, KeyBank committed to provide the Registrant’s operating partnership with up to $25 million of financing under the revolver for the Registrant to finance the acquisition of properties, of which approximately $8.1 million remained available upon the acquisition and financing of the Will Partners property. Under the terms of the Credit Agreement, the Registrant’s operating partnership has the option of selecting the applicable variable rate for each revolving loan, or portion thereof, of either (a) LIBOR multiplied by the Statutory Reserve Rate (as defined in the Credit Agreement) to which the administrative agent is subject, with respect to this rate, for

Eurocurrency funding, plus 3.75% (“LIBOR-based”), or (b) an alternate base rate, which is the greatest of the (i) Prime Rate, (ii) Federal Funds Rate plus 0.50%, or (iii) the adjusted LIBOR-based rate set forth in subsection (a) plus 1.00%, plus 2.75% (“ABR-based”). For the initial $16.9 million the Registrant’s operating partnership borrowed under the revolver to acquire the Will Partners property, the Registrant’s operating partnership elected to have the LIBOR-based rate apply to such amount, which amounted to an initial interest rate of 5.75%. The Registrant’s operating partnership may change this election from time to time, as provided by the Credit Agreement. The revolver is secured by cross-collateralized first mortgage liens or first lien deeds of trust on all properties acquired using borrowings thereunder. The Registrant’s operating partnership may prepay any amount of the revolver, in $100,000 increments with a minimum prepayment of $500,000, at any time without penalty. Pursuant to a guaranty (the “Guaranty”) dated June 4, 2010 in favor of KeyBank, the Registrant serves as a guarantor of the full balance due under the revolver.

In connection with the revolver, the Registrant’s operating partnership will pay an annual facility fee of 0.45% of the average daily balance of unused commitments that is payable quarterly, a market-based initial commitment fee of 0.75% of the total commitments, an initial arrangement fee of 0.625% of the total commitments, an administrative fee of $35,000 per year and reimburse KeyBank for certain lender expenses. Upon closing of the Will Partners acquisition, the Registrant’s operating partnership paid initial lender fees and reimbursed lender expenses of a total of approximately $464,000.

The lead bookrunner and arranger is seeking commitments from other lenders for up to $50 million in additional initial commitments under the Credit Agreement. If such commitments are obtained, any borrowings thereunder would be on the same terms as described above. Prior to November 28, 2011, the Registrant’s operating partnership may request an increase in the total commitments under the Credit Agreement up to $150 million, upon which request, the administrative agent shall use its best efforts to obtain increased or additional commitments to fulfill such request. The Credit Agreement and related loan documents contain a number of customary representations, warranties, covenants and indemnities.

This description of the KeyBank revolver is qualified in its entirety by the Credit Agreement and the Guaranty, which are attached as exhibits hereto.

Item 7.01.	Regulation FD Disclosure

On June 9, 2010, the Registrant issued a press release regarding the closing of the acquisition of the Will Partners property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing, and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before August 20, 2010 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

(d) Exhibits.

10.1	Contribution Agreement for Will Partners Property (World Kitchen) dated June 4, 2010

10.2	Amended and Restated Lease for Will Partners Property dated April 26, 2000

10.3	First Amendment to Amended and Restated Lease for Will Partners Property dated June 4, 2010

10.4	Tax Protection Agreement for Will Partners Property dated June 4, 2010

10.5	Credit Agreement for KeyBank Revolver dated June 4, 2010

10.6	Guaranty for KeyBank Revolver dated June 4, 2010

99.1	Press Release Announcing Acquisition of Will Partners Property

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GC NET LEASE REIT, INC.

Date: June 9, 2010	By:	/s/ Kevin A. Shields
Kevin A. Shields
President